For Immediate Release: For More Information:

Thursday, July 22, 2004 Julie S. Ryland, (205) 326-8421

ENERGEN RAISES EARNINGS GUIDANCE FOR 2004 AND 2005

2nd Quarter 2004 Results Better than Expected

Birmingham, Alabama - Energen Corporation (NYSE: EGN) today reported second quarter 2004 earnings of $22.3 million, or $0.61 per diluted share. Earnings for the quarter exceeded internal expectations and the First Call consensus estimate. The Company also announced that it is raising its earnings guidance for 2004 and 2005.

Given solid year-to-date results, Energen increased its 2004 earnings guidance 5 cents to a range of $3.25-$3.35 per diluted share. Even though remaining estimated production is heavily hedged, the current market outlook for commodity prices in the last six months of 2004 is significantly above Energen's assumed prices for unhedged volumes, thereby leaving room for upside earnings potential from prices received for that production.

The Company also raised its 2005 earnings guidance to a range of $3.80-$4.00 per diluted share; this 10-cents per diluted share increase reflects the estimated impact of recent natural gas and oil hedges on the production of Energen Resources Corporation, its oil and gas acquisition and development subsidiary.

Energen's 2005 guidance assumes that prices applicable to Energen Resources' unhedged production in 2005 will average $5.25 per thousand cubic feet (Mcf) for gas, $28.00 per barrel for oil, and 46.7 cents per gallon for natural gas liquids (NGL). The current pricing outlook for natural gas, oil and NGL in 2005 is significantly higher than Energen's assumed prices; for example, at $6.00 per Mcf for gas, $35.00 per barrel for oil, and 55 cents per gallon for NGL, Energen's earnings could exceed $4.30 per diluted share.

The Company's 2004 and 2005 guidance assumes the successful close on August 2, 2004, of Energen Resources' planned purchase of San Juan Basin coalbed methane properties; also included in 2005 guidance is approximately 7 cents per diluted share for an assumed $200 million acquisition in late 2005.

RESULTS OF SECOND QUARTER 2004

Energen's 2004 second quarter net income of $22.3 million, or $0.61 per diluted share, compared with prior-year second quarter net income of $23.3 million, or $0.66 per diluted share. Income from discontinued operations for the current-year period was minimal as compared with a loss of $1.1 million, or 3 cents per diluted share, in the same period a year ago.

Energen Resources

Energen Resources' second quarter 2004 income from continuing operations totaled $21.8 million and compared with income from continuing operations of $22.6 million in the same period last year. The impact of increased commodity prices in the current-year quarter was more than offset by increased lease operating expense (LOE), decreased production and and increased administrative expense.

The Company's average realized sales prices for its production was as follows:
Commodity	Price per Unit		Percent Change
	2Q 2004	2Q 2003
Natural Gas (Mcf)	$4.76	$4.24	12.3
Oil (Barrel)	$26.52	$25.65	3.4
NGL (Gallon)	$0.42	$0.35	20

Note: Average realized sales prices reflect the impact of all hedges, basis differentials and NGL transportation and fractionation fees; they are not NYMEX-equivalent prices.

Energen Resources' production from continuing operations in the second quarter of 2004 totaled 21.1 billion cubic feet equivalent (Bcfe), reflecting a 3 percent decrease in production from continuing operations from the prior-year second quarter.

The break-down of production by commodity is as follows:
Commodity	Production		Percent Change
	2Q 2004	2Q 2003
Natural Gas (Mcf)	13,754	14,248	(3.5)
Oil (MBbl)	831	850	(2.2)
NGL (MMgal)	16.9	17.2	(1.7)

Energen Resources' per-unit LOE in the current-year second quarter increased 31 percent to $1.27 per Mcf equivalent (Mcfe) due to increased workover and maintenance expenses, increased ad valorem taxes and additional compression; production taxes also increased as a result of higher commodity prices.

DD&A expense from oil and gas activities declined 3 percent from the same period last year to 88 cents per Mcfe.

Alagasco

Alagasco's natural gas distribution operations earned net income in the second quarter of 2004 of $0.6 million as compared with $2.1 million in the same period last year. This decline in earnings is related to fluctuations in the timing of rate relief under the utility's rate-setting mechanism.

RESULTS OF YEAR-TO-DATE 2004

Energen's 2004 year-to-date net income of $82.5 million, or $2.25 per diluted share, compared with net income for the first six months of 2003 of $77.9 million, or $2.21 per diluted share. Discontinued operations generated a minimal loss of $10,000 in the current year-to-date period as compared with income from discontinued operations of $146,000 in the same period a year ago.

Energen Resources

Energen Resources' year-to-date income from continuing operations increased approximately 6 percent to $45.0 million from $42.3 million in the same period last year. The impact of increased commodity prices more than offset the impact of higher LOE and administrative expense.

 The Company's average realized sales prices for its production were as follows:
Commodity	Price per Unit		Percent Change
	Jan-Jun 2004	Jan-Jun 2003
Natural Gas (Mcf)	$4.76	$4.31	10.4
Oil (Barrel)	$26.83	$25.81	4.0
NGL (Gallon)	$0.41	$0.38	7.9

Note: Average realized sales prices reflect the impact of all hedges, basis differentials and NGL transportation and fractionation fees; they are not NYMEX-equivalent prices.

Energen Resources' production from continuing operations in the first six months of 2004 totaled 42.3 Bcfe, virtually unchanged from production from continuing operations in the first half of the prior-year.

The break-down of production by commodity is as follows:
Commodity	Production		Percent Change
	Jan-Jun 2004	Jan-Jun 2003
Natural Gas (Mcf)	27,491	27,515	(0.1)
Oil (MBbl)	1,704	1,701	0.2
NGL (MMgal)	32.2	32.9	(2.1)

Energen Resources' per-unit LOE in the current year-to-date period increased 17 percent to $1.25 per Mcfe due to increased workover and maintenance expenses, increased ad valorem taxes and additional compression; production taxes also increased as a result of higher commodity prices.

DD&A expense from oil and gas activities declined 3 percent from the same period last year to 88 cents per Mcfe.

Alagasco

Alagasco's natural gas distribution operations earned net income in the first six months of 2004 of $36.9 million as compared with $35.6 million in the same period last year. This increase in earnings largely reflects the utility's ability to earn on a higher level of equity representing investment in utility plant.

RESULTS OF 12 MONTHS ENDING JUNE 30

For the 12 months ended June 30, 2004, Energen's net income totaled $115.2 million, or $3.16 per diluted share, as compared with $97.1 million, or $2.78 per diluted share, in the same period a year ago. Income from continuing operations totaled $114.9 million, or $3.16 per diluted share. This compared with income from continuing operations in the comparable period a year ago of $96.4 million, or $2.76 per diluted share.

Prior-period results included a $1.7 million, or 5 cents per diluted share, non-cash benefit from the Company's previous hedge position with Enron Corporation and $2.6 million, or 7 cents per diluted share, of nonconventional fuels tax credits. The ability to generate new credits ended at the end of 2002.

Energen Resources

Increased commodity prices and production generated for Energen Resources a 26 percent increase in income from continuing operations for the trailing 12-months' period as compared with the comparable period a year ago. Income from continuing operations in the current-year period totaled $81.3 million and compared with prior-year results of $64.7 million. The prior-period results included the non-cash benefit associated with the Company's previous hedge position with Enron and the nonconventional fuels tax credits.

The Company's average realized sales prices for its production were as follows:
Commodity	Price per Unit		Percent Change
	Jul 03-Jun 04	Jul 02-Jun 03
Natural Gas (Mcf)	$4.48	$3.89	15.2
Oil (Barrel)	$26.07	$25.37	2.8
NGL (Gallon)	$0.40	$0.36	11.1

Note: Average realized sales prices reflect the impact of all hedges, basis differentials and NGL transportation and fractionation fees; they are not NYMEX-equivalent prices.

Energen Resources' production from continuing operations for the trailing 12-months' period totaled 85.3 Bcfe as compared with 81.7 Bcfe in the same period a year ago.

The break-down of production by commodity is as follows:
Commodity	Production		Percent Change
	Jul 03-Jun 04	Jul 03-Jun 04
Natural Gas (Mcf)	55,409	51,204	8.2
Oil (MBbl)	3,415	3,375	1.2
NGL (MMgal)	65.9	71.6	(8.0)

Energen Resources' per-unit LOE in the current trailing 12-months' period increased 13 percent to $1.21 per Mcfe. DD&A expense from oil and gas activities of 89 cents per Mcfe was basically unchanged from the 90 cents per Mcfe in same period last year.

Alagasco

For the 12 months ending June 30, 2004, Alagasco earned net income of $34.3 million as compared with $31.6 million in the comparable period last year. This increase in earnings largely reflects the utility's ability to earn on a higher level of equity representing investment in utility plant.

2004 EARNINGS GUIDANCE

Energen's management has increased its 2004 earnings guidance to a range of $3.25- $3.35 per diluted share. This compares with previous guidance of $3.20-$3.30 per diluted share. Energen's budgeted prices for unhedged natural gas, oil and NGL production for the remainder of the year are $5.00 per Mcf (excepting July, for which the actual NYMEX price was $6.14 per Mcf), $27.00 per barrel and 45 cents per gallon, respectively.

For the remaining six months of 2004, Energen Resources' hedge position is as follows:

Commodity	Volumes	Estimated Production	% Hedged	NYMEX-equiv. price
Natural Gas	24 Bcf	28 Bcf	86%	$4.97 per Mcf
Oil	1.4 MMBbl	1.7 MMBbl	83%	$29.46 per barrel
NGL	18.6 MMgal	38 MMgal	49%	$0.412 per gallon

For the remaining six months of 2004, Energen Resources' natural gas hedge position by hedge type is as follows:

Hedge Type	Volumes (Bcf)	Assumed Basis Difference*	Price/Mcf (NYMEX equiv)
NYMEX Hedges	10.2		$5.04
NYMEX Collars	1.2		$4.05 floor/$4.44 ceiling
San Juan Basin-specific	9.7	$0.79	$4.85
Permian Basin-specific	2.9	$0.35	$5.38

* Assumed basis differentials have been used to calculate NYMEX-equivalent prices for August through December; actual basis differentials were used for July.

For the remaining six months of 2004, Energen Resources' oil hedge position by hedge type is as follows:

Hedge Type	Volumes (MBbl)	Assumed Sour Oil Difference*	Price/Barrel (NYMEX equiv)
NYMEX Hedges	728		$28.44
Sour Oil (WTS)	706	$2.80	$30.50

* Assumed sour oil differential has been used to calculate the NYMEX-equivalent price.

Realized prices for Energen Resources' production associated with NYMEX contracts and collars as well as for unhedged production will reflect the impact of basis differentials. For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price, regardless of basis differentials. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources' assumed basis differentials. Realized NGL prices will reflect transportation and fractionation fees.

Energen Resources' production in 2004 is estimated to total 86 Bcfe, including 55 Bcf of natural gas, 3.4 MMBbl of oil, and 70 MMgal of NGL.

Other key assumptions in Energen's 2004 guidance, which takes into account year-to-date results, include:

  Average diluted shares outstanding of 36,630,000.
  Alagasco's utility operations earning a return on equity at the end of the year of some 13.2 percent on average equity of approximately $265 million (The utility's rate-setting mechanism provides the opportunity for the utility to earn a return on average equity at the end of its rate year, September 30, between 13.15 percent and 13.65 percent).
  A DD&A rate from oil and gas activities of approximately 91 cents per Mcfe and LOE (including production taxes) of approximately $1.26 per Mcfe.

Earnings Sensitivities to Commodity Price Changes

The largest influences on Energen's financial results typically are the commodity prices applicable to the company's unhedged production. Given Energen Resources' year-to-date performance, hedge position for the remainder of 2004, and assumed prices for its unhedged production as well as the actual NYMEX price of gas for July, Energen's earnings' sensitivities to commodity price changes for the remainder of the year are as follows:

Relative to the Company's remaining unhedged volumes:

  Every 10-cent change in the average NYMEX price of gas from $5.00 per Mcf is estimated to have a net income impact of approximately $105,000 (0.3 cents per diluted share).
  Every $1 change in the average NYMEX price of oil from $27.00 per barrel is estimated to have a net income impact of approximately $170,000 (0.5 cents per diluted share).
  Every 1-cent change in average price of NGL from 45 cents per gallon is estimated to have a net income impact of approximately $90,000 (0.2 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

Earnings Guidance and Hedge Position by Quarter

Energen estimates that, on a quarterly basis for the remainder of 2004, its earnings will range from $0.30-$0.35 per diluted share in the 3rd quarter and from $0.70-$0.75 cents per diluted share in the 4th quarter. Approximately 6.2 Bcfe of hedges applicable to production over the remainder of the year do not qualify as cash flow hedges under SFAS 133, and the mark-to-market treatment of these hedges could affect quarterly results (annual earnings would not be affected). Diluted average shares outstanding are estimated to be 36.7 million in the third and fourth quarters.

The following tables reflect Energen's quarterly production estimates, hedge positions, pricing assumptions for unhedged production and earnings sensitivities to 10-cent per Mcf, $1.00 per barrel and 1-cent per gallon changes in the assumed prices for unhedged natural gas, oil and NGL production, respectively, in the quarter.

3rd Quarter 2004
	Natural Gas	Oil	NGL
Production (estimated)	13.7 Bcf	845 MBbl	18 MMgal
Hedge position (%)	87%	86%	51%
Average hedge price	$4.94/Mcf +a	$29.48/barrel +	$0.41/gallon
Assumed Price (unhedged production)	$5.38/Mcf +a*	$27.00/barrel +	$0.45/gallon
Earnings sensitivities:	Per $0.10/Mcf Change from Assumed Price	Per $1/barrel Change from Assumed Price	Per $0.01/gallon Change from Assumed Price
Net income	$32,000	$60,000	$40,000
EPS (diluted)	0.1 cents	0.2 cents	0.1 cents

+ NYMEX equivalent

a Incorporates known gas basis differentials for July

* For August and September; July actual was $6.14/Mcf

4th Quarter 2004
	Natural Gas	Oil	NGL
Production (estimated)	14.3 Bcf	880 MBbl	20 MMgal
Hedge position (%)	85%	80%	47%
Average hedge price	$5.01/Mcf +	$29.43/barrel +	$0.41/gallon
Assumed Price (unhedged production)	$5.00/Mcf +	$27.00/barrel +	$0.45/gallon
Earnings sensitivities:	Per $0.10/Mcf Change from Assumed Price	Per $1/barrel Change from Assumed Price	Per $0.01/gallon Change from Assumed Price
Net income	$73,000	$110,000	$50,000
EPS (diluted)	0.2 cents	0.3 cents	0.1 cents

+ NYMEX equivalent

2005 EARNINGS GUIDANCE

With the planned closing on August 2, 2004, of the $273 million acquisition of San Juan Basin coalbed methane properties, much of the uncertainty related to Energen's 2005 earnings has been removed. In addition, the Company has increased its hedge position in recent weeks (as previously reported) to help solidify the earnings outlook for the year.

As a result, Energen has raised its 2005 earnings guidance to a range of $3.80-$4.00 per diluted share. The Company's plans call for a $200 million acquisition to occur late in the year, and an estimated 7 cents per diluted share is attributable to this unidentified acquisition.

The Company's guidance for 2005 earnings assumes that prices applicable to Energen's unhedged production in 2005 will average $5.25 per Mcf for gas, $28.00 per barrel for oil, and 46.7 cents per gallon for NGL.

Energen Resources' hedge position for 2005 is as follows:

Commodity	Volumes	Estimated Production		% Hedged		NYMEX-equiv. Price
Natural Gas	35.4 Bcf	60.8 Bcf*	58.0 Bcf**	58%*	61%**	$5.70 per Mcf
Oil	2.3 MMBbl	3.5 MMBbl		65%		$33.25 per barrel
NGL	30.2 MMgal	79 MMgal*	78 MMgal**	38%*	40%**	$0.485 per gallon

* With unidentified 4th quarter 2005 acquisition

** Without unidentified 4th quarter 2005 acquisition

Energen Resources' 2005 natural gas hedge position by hedge type is as follows:

Hedge Type	Volumes (Bcf)	Assumed Basis Difference*	Price/Mcf (NYMEX equiv)
NYMEX Hedges	16.4		$5.98
San Juan Basin-specific	15.5	$0.80	$5.33
Permian Basin-specific	1.8	$0.35	$5.96
SNG-LA Basin-specific	1.6	$0.04	$6.13

* Assumed basis differentials have been used to calculate NYMEX-equivalent prices.

Energen Resources' 2005 oil hedge position by hedge type is as follows:

Hedge Type	Volumes (MBbl)	Assumed Sour Oil Difference*	Price/Barrel (NYMEX equiv)
NYMEX Hedges	535		$31.20
Sour Oil (WTS)	1,723	$2.90	$33.89

* Assumed sour oil differential has been used to calculate the NYMEX-equivalent price.

Realized prices for Energen Resources' production associated with NYMEX contracts as well as for unhedged production will reflect the negative impact of basis differentials. For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price, regardless of basis differentials. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources' assumed basis differentials. Realized NGL prices will reflect transportation and fractionation fees.

Earnings Sensitivities to Commodity Price Changes

The largest influences on Energen's financial results typically are the commodity prices applicable to the company's unhedged production. Given Energen Resources' current hedge position for 2005 and assuming prices (as outlined above) for its unhedged production (excluding volumes from unidentified acquisitions), Energen's earnings' sensitivities to commodity price changes are as follows:

Relative to the company's unhedged volumes in 2005 (excluding production from unidentified acquisitions):

  Every 10-cent change in the average NYMEX price of gas from $5.25 per Mcf is estimated to have a net income impact of approximately $1,100,000 (3 cents per diluted share).
  Every $1.00 change in the average NYMEX price of oil from $28.00 per barrel is estimated to have a net income impact of approximately $950,000 (2.5 cents per diluted share).
  Every 1-cent change in average price of NGL from 46.7 cents per gallon is estimated to have a net income impact of approximately $165,000 (0.4 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

Total production for 2005 is estimated to be 93 Bcfe, including approximately 3 Bcfe attributable to an unidentified acquisition in the fourth quarter of 2005.

Other key assumptions used in developing Energen's 2005 earnings guidance include:

  Average diluted shares outstanding of 36,850,000.
  Alagasco's earning a return on average equity of 13.15-13.65 percent on average equity of approximately $270 million.
  A DD&A rate at Energen Resources of approximately 95 cents per Mcfe and LOE (including production taxes) of approximately $1.30 per Mcfe.
  Capital spending at Energen Resources of approximately $205 million for property acquisitions and related development, and approximately $75 million for development of existing properties (including the San Juan coalbed methane properties scheduled to close on August 2, 2004); and capital spending at Alagasco of approximately $55 million.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, Alabama. Its two lines of business are the acquisition and development of natural gas, oil and natural gas liquids onshore in North America and natural gas distribution in central and north Alabama. Additional information on Energen is available at www.energen.com.

FORWARD-LOOKING STATEMENTS

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company's forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A discussion of risks and uncertainties, which could affect future results of Energen and its subsidiaries, is included in the Company's periodic reports filed with the Securities and Exchange Commission.

-o0o-